Exhibit 3.20

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
NERCO COAL LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of NERCO COAL LLC, a Delaware limited liability company (the “Company”), is entered into with effect from 2 September 2008, by and between the Company and NERCO Coal LLC, a Delaware limited liability company, as Sole Member of the Company.

WHEREAS, on 2 September 2008, Amelia Power, as Organizer of the Company, filed with the Delaware Secretary of State a Certificate of Formation and a Certificate of Conversion for the purpose of converting the Company’s predecessor, NERCO Coal Corp., an Oregon corporation, to a Delaware limited liability company, thereby establishing the Company;

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and as contemplated in the Act, the Company and the Sole Member agree as follows:

SECTION I.
DEFINITIONS, FORMATION, NAME, ADDRESSES, PURPOSES, REGISTERED AGENT

1.1          Definitions. Capitalized words and phrases used in this Agreement and not otherwise defined shall have the following meanings:

1.1.1       “Act” means the DELAWARE LIMITED LIABILITY COMPANY ACT, as set forth in DELAWARE CODE Title 6, § 18-101, as amended from time to time.

1.1.2       “Agreement” means this written Amended and Restated Limited Liability Company Agreement, as may be amended from time to time under Section 11.8, which the Sole Member hereby declares shall govern the operation of the Company and the relationship of the Company to it.

1.1.3       “Board of Directors” means collectively the Managers appointed by the Members or, in the case of a vacancy on the Board, by the remaining Directors.

1.1.4       “Capital Contribution” means the amount of cash and/or other property contributed to the Company by the Members from time to time.

1.1.5       “Company” means NERCO Coal LLC, a Delaware limited liability company.

1.1.6       “Director” means an individual Manager appointed by the Members or, in the case of a vacancy on the Board, by the remaining Directors.

1.1.7       “Member” or “Members” means those persons or entities having a membership interest in the Company as approved from time to time pursuant to this Agreement.

1.1.8       “Officer” means any one of the Officers of the Company, including, but not limited to, a President, Vice President, Chief Financial Officer, Secretary, Treasurer and Tax Officer appointed from time to time by and at the sole discretion of the Company’s Board of Directors, who may exercise such powers and perform such responsibilities as may be assigned to such Officer by the Board of Directors.

1.1.9       “Sole Member” means only NERCO, Inc., an Oregon corporation, or its designated successor(s), which shall be the sole Member of the Company unless additional Members are approved to be added from time to time under this Agreement.

1.1.10     “Unit” is defined in Section II.

1.2          Organization and Compliance. The Company is the successor to NERCO Coal Corp., an Oregon corporation, which converted to a Delaware limited liability company pursuant to the filing of a Certificate of Formation and a Certificate of Conversion with the Delaware Secretary of State and Articles of Conversion with the Oregon Secretary of State on 2 September 2008, which Certificate of Formation will be amended and restated for the purpose of providing for indemnification of the Company’s managers (referred to as directors) and officers to the fullest extent permitted by law. This Agreement and the laws of the State of Delaware shall govern the affairs of the Company. The Company shall immediately, and from time to time hereafter, as may be required by law, execute any additional required amendments to its Amended and Restated Certificate of Formation, and do all filings, recordings and other acts as may be appropriate to comply with the operation of the Company under the Act.

1.3          The Limited Liability Company Agreement; Effect of Inconsistencies with the Act. It is the express intention of the Members that this Agreement shall be the sole governing document for the Company and, except to the extent a provision of this Agreement is expressly prohibited or ineffective under a non-waivable provision of the Act or other applicable law, this Agreement shall govern even when inconsistent with, or different than, the provisions of the Act or other applicable law. To the extent any provision of this Agreement is prohibited or ineffective under a non-waivable provision of the Act or other applicable law, this Agreement shall be considered amended to the least degree possible in order to make this Agreement effective under the Act or other applicable law. If the Act or other applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be void from the effective date of such interpretation or amendment. The Members shall be entitled to rely on the provisions of this Agreement and the Members shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

1.4          Company Name. The name of the Company shall be “NERCO Coal LLC” or such other name as shall be subsequently selected by the Members.

1.5          Property of the Company. All business of the Company shall be conducted in the Company name. The Company shall hold title to its property in the name of the Company, except as otherwise approved by the Board of Directors.

1.6          Place of Business. The corporate address of the Company at which all corporate records shall be kept is                                                  , Salt Lake City, Utah 84108 and the principal place of business address of the Company is 505 South Gillette Avenue, Gillette, Wyoming 82717 or such other place or places as may be determined by the Members.

1.7          Purpose. The Company will directly or indirectly through subsidiaries, ventures, membership companies or otherwise (i) engage in the business of acquiring, holding, investing in, mining, marketing and otherwise producing and selling coal and related operations; and (ii) in any other lawful act or activity for which limited liability companies may be formed under the Act related to its primary purpose.

1.8          Powers. The Company is authorized to engage in all activity permitted by the Act that is related to the business purpose of the Company.

1.9          Agent for Service of Process; Registered Office. The name and business address of the agent for service of process within the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other qualified person as shall be designated from time to time by the Members. The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, which registered office may be changed by the Members from time to time.

1.10        Term. The term of the Company shall commence upon the filing of its Certificate of Formation with the Delaware Secretary of State and shall be perpetual unless it shall be terminated under the provisions of Section X hereof.

1.11        Nature of Member’s Interest in the Company. The interests of the Members shall be personal property for all purposes. All real or other property owned by the Company shall be deemed owned by the Company, as an entity, for other legal purposes except income tax purposes.

SECTION II.
UNITS AND CAPITAL CONTRIBUTIONS

2.1          Units. The Company shall be authorized to issue from time to time up to an aggregate of One Hundred (100) Units. For purposes of this Agreement, “Unit” means a limited liability company membership interest in the Company representing a fractional part of the Company’s net profits, net losses and distributions pursuant to this Agreement and the Act, including the right to vote on, consent to or otherwise participate in any decision of the Members of the Company to the extent provided for herein or otherwise required by the Act. Each Unit shall represent an equal limited liability company membership interest in the Company. Each authorized Unit may be issued pursuant to such agreements as the Members shall approve. The Members shall have the right to increase the number of authorized Units. Fractional Units may be issued.

2.2          Units Governed by Article 8. All limited liability company interests in the Company, including the Units, shall be securities governed by Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or thereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

2.3          Unit Certificates. In accordance with Section 18-702(c) of the Act, the Company shall issue certificates of limited liability company membership interests (each a “Unit Certificate”), in the name of the person or entity to whom such limited liability company membership interests are issued, denominated in the number of Units issued to such person and shall be signed by an Officer on behalf of the Company and including such legends or other restrictive language only as necessary to comply with the terms of this Agreement and applicable laws. Transfers of Units shall be made on the books of the Company only in accordance with this Agreement and only by the person named in the Unit Certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the Unit Certificate therefore, properly endorsed for transfer. No transfer of Units shall be valid as against the Company for any purpose until it shall have been entered in the records of Units of the Company by an entry showing from and to whom such Units were transferred.

2.4          Capital Contributions. The Members may, but shall not be obligated to, make capital contributions to the Company.

2.5          Loans. The Members may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Members agree.

SECTION III.
PROFITS, LOSSES, DISTRIBUTIONS

3.1          Distributions. Subject to reasonably anticipated business needs and opportunities of the Company, including, but not limited to, the establishment of any reserves deemed necessary by the Members, any excess cash and/or property of the Company shall be distributed periodically and solely to the Members pursuant to the terms of a resolution adopted by the Board of Directors.

3.2          Limitation Upon Distributions. Notwithstanding Section 3.1 above, no distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.

SECTION IV.
MEETINGS OF THE MEMBERS

4.1          Annual Meeting. The annual meeting of the Members of the Company shall be held each year within five months after close of the preceding fiscal year of the Company, at the time and place designated by the Board of Directors. The purpose of such meeting shall be the election of the Directors, and the transaction of such other business as may properly come before the meeting. Written, oral, electronic or any other form of notice of the time and place of the annual meeting of the Members shall be given at least 48 hours prior to any such meeting.

4.2          Special Meetings. Special meetings of the Members of the Company shall be called by the Board of Directors, the Chairman of the Board (if one as been designated), the President or by the Secretary upon the written request of the Members. Notice of such special meetings shall state the time, place and purpose of the meeting, and shall be given in the same manner as is provided in the case of annual meetings.

4.3          Action by Consent. Any action required or permitted to be taken pursuant to the Act, the Certificate of Formation or this Agreement at any annual or special meeting of the Members may be taken without a meeting if Members shall consent thereto, either in writing or by electronic transmission, and such consent is filed with the corporate records.

4.4          Telephonic Meeting. Any Members may participate in a meeting of the Members by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.

SECTION V.
MANAGEMENT OF THE COMPANY

5.1          Management by a Board of Directors. The business and affairs of the Company shall be managed by the Managers appointed by the Members, each such Manager to be referred to individually as a Director, and the Managers, collectively, to be referred to as the Board of Directors. The Board of Directors may appoint such Board committees as it deems appropriate.

5.2          Number, Election and Term of Office. The Board of Directors shall consist of not fewer than three (3) or more than fifteen (15) persons, or such other number as is fixed from time to time by the vote of a majority of the entire Board of Directors or by action of the Members of the Company. Directors shall be elected at the annual meeting of the Members for a term of one year, and shall hold office until their successors are elected, or until their earlier death, resignation or removal as provided in this Agreement.

5.3          Resignations. Any Director of the Company may resign at any time by giving notice either in writing or by electronic transmission to the Company. Resignation shall take effect immediately upon receipt of the notice, or at such other time as is specified in the notice. Unless required by the notice, acceptance of the resignation is not needed to make it effective.

5.4          Removal. Any Director of the Company may be removed at any time, with or without cause, at a meeting of the Members.

5.5          Vacancies. Any vacancy in the Board of Directors, occurring by resignation, removal or otherwise, may be filled by the vote of a majority of the remaining Directors, though less than a quorum, or by the Members at the next annual meeting or at a special meeting. Each Director so elected shall hold office until his or her successor is elected, or until his or her earlier resignation or removal.

5.6          Annual and Other Regular Meetings. The annual meeting of the Board of Directors shall be held as soon as practicable after each annual meeting of the Members, on the same day and at the same place where such annual meeting is held. Other regular meetings of the Board of Directors shall be held at the times and places determined from time to time by the Board. Notice of the annual and other regular meetings need not be given to the Directors.

5.7          Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, two or more Directors or the President. Written, oral, electronic or any other form of notice of the time and place of special meetings shall be given at least 48 hours prior to any such meeting.

5.8          Quorum and Manner of Acting. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. A majority of the Directors present, whether or not a quorum is present, may adjourn a meeting. The Directors shall act only as a Board, and the Directors shall have no individual authority to bind the Company.

5.9          Action by Consent. Any action required or permitted to be taken by the Board of Directors or by a committee thereof may be taken without a meeting if all members of the board consent thereto, either in writing or by electronic transmission, and such consent is filed with the records of the Company or committee.

5.10        Telephonic Meeting. Any member of the Board of Directors or of a committee thereof may participate in a meeting of the Board of Directors or of the committee by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other.

SECTION VI.
OFFICERS

6.1          Number and Qualifications. The Company’s Officers shall be appointed at the Annual Meeting of the Board of Directors for a term of one year, or from time to time by resolution of the Board of Directors. Officers so appointed shall consist of a President and a Secretary. Other Officers including, but not limited to, a Chairman of the Board, a Chief Financial Officer, one or more Vice Presidents, a Treasurer, a Controller and Assistants to the Secretary, Treasurer and Controller may also be appointed by the Board of Directors from time to time. Any two or more offices may be held by the same person, and no Officer except the Chairman of the Board need also be a Director. Each Officer shall hold office until his or her successor is duly appointed, or until his or her earlier resignation or removal. The Board of Directors shall have authority to fix the compensation of all Officers of the Company.

6.2          Duties of the Officers. The duties of the Officers shall be the duties usually imposed upon such officials of corporations or limited liability companies, the duties required by law, and the duties assigned to them by the Board of Directors. The Secretary shall prepare in writing the proceedings of all meetings of the Members, the Board of Directors, and committees of Directors and shall maintain the same with other records and information required to be kept pursuant to statute or this Agreement.

6.3          Authority to Bind the Company and Execution of Contracts, Deeds, etc. The Officers of the Company, and such other agents of the Company as the Board of Directors may from time to time authorize, shall have the authority to bind the Company and may enter into or execute and deliver, in the name and on behalf of the Company, any and all contracts, agreements, deeds and other obligations or instruments as they determine are appropriate in order to carry out the business and affairs of the Company. Such authority may be general or confined to specific instances. Notwithstanding such authority granted to the Officers by this Section 6.3, any and all bonds, guarantees, letters of credit and other types of indemnification agreements shall be executed pursuant to the terms of Banking Resolutions that shall be adopted by the Board of Directors.

6.4          Resignations. Any Officer of the Company may resign at any time by giving notice either in writing or by electronic transmission to the Company. A resignation shall take effect immediately upon receipt of the notice, or at such other time as is specified in the notice. Unless required by the notice, acceptance of the resignation is not needed to make it effective.

6.5          Removal. Any Officer of the Company may be removed at any time, with or without cause, at a meeting of the Board of Directors.

6.6          Vacancies. Any vacancies in office arising from death, resignation, removal or otherwise may be filled by the Board of Directors at any regular meeting, or at a special meeting called for that purpose.

6.7          Exculpation. No Director or Officer shall be liable to the Members or the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from its misfeasance, negligence, or disloyalty. Notwithstanding the foregoing, the provisions of this Section 6.7 shall not be construed so as to relieve (or attempt to relieve) an Officer of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 6.7 to the fullest extent permitted by law.

6.8          Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless any current or former Director or Officer from and against any loss, expenses, judgment, settlement cost, fee and related expenses (including attorneys fees and expenses), costs or damages suffered or sustained by reason of being or having been a Director or an Officer, or arising out of or in connection with any action or failure to act, unless such act or failure to act was the result of misfeasance, negligence, or disloyalty. The Company shall advance reasonable attorneys’ fees and other costs and expenses incurred by a Director or an Officer in connection with defense of any pending or threatened action or proceeding that arises out of conduct which is the subject of the indemnification provided hereunder, subject to the Director’s or Officer’s agreement to reimburse the Company for such advance to the extent that it shall finally be determined by a court of competent jurisdiction that the Director or Officer was not entitled to indemnification under this Section 6.8. Notwithstanding the foregoing, the provisions of this Section 6.8 shall not be construed so as to provide for indemnification for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 6.8 to the fullest extent permitted by law.

SECTION VII.
RIGHTS AND OBLIGATIONS OF THE MEMBERS

7.1          Limitation of Liability. The liability of the Members for the debts and other obligations of the Company shall be strictly limited as set forth in Section 18-303 of the Act and other applicable law.

SECTION VIII.
ACCOUNTING

8.1          Accounting Method. The books and records of account of the Company shall be prepared and maintained on the same basis and in a manner consistent with the investment and business records of the Members.

8.2         Fiscal Year. The fiscal year of the Company shall end on 31 December 2008 and on 31 December in each year thereafter.

8.3          Bank Accounts. The funds of the Company shall not be commingled with the funds of the Members. Rather, the funds of the Company shall be maintained in a separate account or accounts in the name of the Company. The bank accounts of the Company shall be opened and maintained pursuant to the provisions of resolutions adopted by the Board of Directors from time to time (the “Banking Resolutions”) and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement.

8.4          Checks, Notes, Drafts, etc. All checks, notes, drafts or other orders for the payment of money of the Company shall be signed, endorsed or accepted in the name of the Company by those individuals as may be designated from time to time by the Officer or Officers authorized by the Board of Directors under the Banking Resolutions.

8.5          Records, Audits and Reports. The Company shall maintain or cause to be maintained records and accounts of all expenditures of the Company. At a minimum the Company shall keep at its principal place of business, during the term of the Company, the following records:

A current list of the full name and last known business, residence, or mailing address of the Members, both past and present;

A copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; and

Copies of the Company’s currently effective written Limited Liability Company Agreement and all amendments thereto, copies of any prior written operating agreements no longer in effect, copies of any writings permitted or required with respect to a Member’s obligations to contribute cash, property or services, and copies of any financial statements of the Company for the five most recent years.

SECTION IX.
RESTRICTIONS ON TRANSFERABILITY; ADMISSION OF NEW MEMBERS

9.1          General. No membership interest of the Company may be assigned, transferred, or otherwise disposed of without the consent of all of the Members. Any attempted transfer, assignment, encumbrance, hypothecation or other disposition of any such membership interest shall be null and void.

9.2          Admission of New Members. No persons shall be admitted as a Member of the Company after the date of this Agreement without the written approval of all of the Members.

SECTION X.
DISSOLUTION AND TERMINATION

10.1        Dissolution. The Company shall dissolve and commence winding up and liquidating only upon the occurrence of the first to occur of any of the following (individually, a “Terminating Event”):

At the written direction of the Members, at any time;

The happening of any other event that makes it unlawful or impossible to carry on all the business of the Company, as determined by the Members; or

The occurrence of any event causing a dissolution of the Company under Section 18-801 of the Act, unless the Company is continued as permitted under the Act.

10.2        Notice of Winding Up. As soon as possible following the occurrence of any Terminating Event a representative of the Company shall execute and file a Notice of Winding Up with the Delaware Secretary of State.

10.3        Winding Up. Upon a Terminating Event, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors, but the separate existence of the Company shall continue until a Certificate of Cancellation has been filed with the Delaware Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

10.4        Liquidation and Distribution of Assets. The Members shall be responsible for overseeing the winding up and liquidation of the Company and shall take full account of the Company’s liabilities and assets upon a Terminating Event. Any assets not required to discharge any liabilities of the Company shall be distributed to the Members. Upon the completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed dissolved. The Company shall comply with any applicable requirements of the Act pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

10.5        Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefore and all of the remaining property and assets have been distributed to the Members, a Certificate of Cancellation shall be executed and filed with the Delaware Secretary of State in the manner provided in the Act.

SECTION XI.
MISCELLANEOUS PROVISIONS

11.1        Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective legal representatives, successors, transferees, and assigns.

11.2        Time. Time is of the essence with respect to this Agreement.

11.3        Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

11.4        Severability. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

11.5        Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

11.6        Governing Law. The internal laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

11.7        No Third-Party Beneficiaries. No term or provision of this Agreement is intended to or shall be for the benefit of any person, firm, corporation, company or other entity not a party hereto, and no such other person, firm, corporation or other entity shall have any right or cause of action hereunder.

11.8        Amendment of Agreement. This Agreement may be amended or modified only by a written instrument adopted by the Members.

11.9        Counterpart Execution; Facsimile Signatures. This Agreement may be executed in counterparts pursuant to original or facsimile copies of signatures with the same effect as if the Members and the Company have signed the same document pursuant to original signatures. All counterparts shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first above written.

COMPANY:

NERCO COAL LLC

By:	/ s / Shannon S Crompton

Its:	Secretary

SOLE MEMBER:

NERCO, INC.

By:	/ s / Shannon S Crompton

Its:	Secretary